Novastar Resources Appoints Dr. Victor E. Alessi to its Board of Directors

Washington D.C. (August 23, 2006) -- Novastar Resources Ltd. (OTCBB: NVAS) today announced that Dr. Victor E. Alessi, President Emeritus of the United States Industry Coalition (USIC), has been appointed to the company’s Board of Directors.

Seth Grae President of Novastar commented, “We are very pleased to have attracted as accomplished an individual as Dr. Alessi. His vast experience dealing with such issues arms control, nonproliferation and international security affairs will make him an invaluable resource and addition to Novastar’s Board of Directors.”

Dr. Alessi graduated with a B.A. in physics in 1963 from Fordham University, where he also earned a licentiate in Philosophy (Ph.L.) in 1964. Dr. Alessi went on to study nuclear physics at Georgetown University, receiving his M.S. in 1968 and his Ph.D. in 1969.

Dr. Alessi is currently President Emeritus of the USIC, an organization dedicated to facilitating the commercialization of technologies of the New Independent States (NIS) of the former Soviet Union through cooperation with its members. Previously, he was President of DynMeridian, a subsidiary of DynCorp, specializing in arms control, nonproliferation, and international security affairs. Before joining DynMeridian in early 1996, Dr. Alessi was the Executive Assistant to the Director, U.S. Arms Control and Disarmament Agency (ACDA). At ACDA he oversaw day-to-day operations, preparation of the Agency’s budget, and its contribution to the National Performance Review. He resolved inter-bureau disputes, and advised the Director on all arms control and nonproliferation issues.

Dr. Alessi served as Director of the Office of Arms Control and Nonproliferation in the Department of Energy (DOE) prior to his work at ACDA. His duties included overseeing all DOE arms control and nonproliferation activities and, until 1993, he was responsible for developing and monitoring a $200M research and development (R&D) program that supported his office’s responsibilities. This R&D program involved hundreds of scientists and engineers at DOE national laboratories, and covered the entire range of R&D from advanced concepts research extending the frontiers of science and technology to the development of systems based on existing technologies.

As senior DOE representative, Dr. Alessi participated in U.S. efforts that led to successful conclusion of the Intermediate Nuclear Forces (INF), Conventional Forces in Europe, Threshold Test Ban, Peaceful Nuclear Explosions, Open Skies, Strategic Arms Reductions Talks (START) Treaties and the Chemical Weapons Convention. In this role, he was instrumental in implementing the U.S. unilateral nuclear initiative in 1991 and was a member of the U.S. delegation discussing nuclear disarmament with Russia and other states of the former Soviet Union. He was in charge of DOE’s support to the U.N. Special Commission on Iraq, to the Nunn-Lugar Initiative, and represented DOE in discussions on the Comprehensive Test Ban (CTB) with the other nuclear weapons states before the CTB negotiations began in Geneva in 1994.

Dr. Alessi has been the U.S. board member to the International Science and Technology Center in Moscow since its founding. He is also the U.S. board member to the Science and Technology Center in Ukraine.

Before joining DOE in 1987, he was the Chief of the Strategic Affairs Division of ACDA. In that capacity, he was responsible for START, Antisatellite Arms Control, Defense and Space negotiations, and the Standing Consultative Commission (SCC). Also, he served on the SALT II, START, and INF delegations.

On February 14, 2006 Novastar Resources signed a definitive merger agreement with Thorium Power, Inc. to combine the two companies. Shareholders of Thorium Power, Inc. recently approved the merger with Novastar Resources. The name of the Company will change to Thorium Power Ltd. and a new trading symbol will be requested.

About Novastar Resources

Novastar Resources is a publicly traded company within the commercial mining sector and is a commercial mining firm engaged in the exploration of thorium, a naturally occurring metal that can be used to provide nuclear energy, with non-proliferation, waste and economic advantages, in comparison to standard uranium fuels. Novastar Resources' stock is traded and quoted on the OTC Bulletin Board under the symbol ``NVAS.OB''. Further information is available on Novastar Resources' website at http://www.novastarresources.com.

About Thorium Power

Thorium Power was founded in 1992 to develop technology invented by Dr. Alvin Radkowsky, the first chief scientist of the U.S. Naval Reactors program under Admiral H.G. Rickover from 1950-1972 and head of the design team of the first commercial nuclear power plant in Shippingport, Pennsylvania. Thorium Power was formed to develop and deploy nuclear fuel designs developed by Dr. Radkowsky to stop the production of weapons suitable plutonium and eliminate existing plutonium stockpiles. Thorium Power has been collaborating with nuclear scientists and engineers at Russia's prestigious Kurchatov Institute since 1994. For more information, please visit http://www.thoriumpower.com.

DISCLAIMER

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, statements regarding benefits of the proposed merger and other forward-looking terminology such as ``may'', ``expects'', ``believes'', ``anticipates'', ``intends'', ``expects'', ``projects'' or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks, as well as other risks associated with the merger, will be more fully discussed in any joint proxy statement or prospectus or other relevant document filed with the Securities and Exchange Commission in connection with the proposed merger. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

Contact:
Novastar Resources Ltd.
Mr. Seth Shaw, Director of Strategic Planning
(917) 796-9926
http://www.novastarresources.com
Source: Novastar Resources Ltd.